UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2005

AMERICAN WATER STAR, INC.

(Exact name of registrant as specified in charter)

Nevada	001-32220	87-0636498
(State of other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No)

4560 South Decatur Boulevard
Suite 301
Las Vegas, Nevada	89103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including are code: (702) 740-7036

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

(b) Resignation of Director

On January 20, 2005, Mr. David Lieberman notified American Water Star that he will be resigning from his position as a director and his related positions on the committees he serves effective January 31, 2005 due to his current position as Chief Financial Officer of John Goyak & Associates, Inc. requiring more time than he originally anticipated.

(c) Appointment of Officer

In December 2004, Mr. Leonard Kowalewski joined American Water Star's management team as the Director of Operations.

Mr. Kowalewski, prior to coming to American Water Star, worked as the General Manager at Southeast Canners. At Southeast Canners he was responsible for the entire operations of the co-op and reorganized the production equipment to utilize the two bottle fillers and at the same time increasing the plant capacity by 3 million cases. Prior to starting at Southeast Canners in 2003, Mr. Kowalewski worked for the Coca-Cola Export Corporation, Coca-Cola Company and Minute Maid Company from 1994 to 2003. While at Minute Maid Company, Mr. Kowalewski worked as the Manager of Capital Projects and Operations Development. At Coca-Cola Company, he served as a Manager of Production Impact Teams. While at Coca-Cola Export Corporation he worked as a Technical Service Director and Field Operation Manager where he was responsible for the introduction of seven new bottle shapes and nine new products over a period of five months. Mr. Kowalewski began working in the beverage industry in 1969 at Anheuser-Busch and has since then worked for Fleischman Distilling, General Cinema Beverages, Coca-Cola Enterprises and the Minute Maid Company thereby giving him a strong background in operations and manufacturing of soft drinks, distilled spirits and beer.

The Company has not yet formalized an employment agreement with Mr. Kowalewski. Mr. Kowalewski will be handling the operations of all three of American Water Star's bottling facilities and reporting to its President and Chief Financial Officer.

(d) Appointment of Director

Mr. Arthur de Joya will join American Water Star's board of directors effective February 1, 2005 to serve as a replacement for Mr. Lieberman.

Mr. de Joya has over 13 years of experience in both public and private accounting, mainly working with publicly traded companies. Mr. de Joya is a Certified Public Accountant licensed in Nevada and since April 2003 he has worked as an independent accountant in Las Vegas at De Joya & Company, a certified public accounting and consulting firm. Prior to being an independent accountant, Mr. de Joya worked at L.L. Bradford & Company, LCC as a partner-in-charge of the audit practice for approximately five years. Mr. de Joya was employed for KMPG LLP working with many large publicly traded companies before he began work at L.L. Bradford & Company. Currently, Mr. de Joya serves as the Chief Financial Officer for GamezNFlix, Inc, a publicly traded company on the OTC Bulletin Board. Mr. de Joya has also served as a chief financial officer for a publicly traded mining company, Vista Continental Corporation. Mr. de Joya received his B.S. in Business Administration from the University of Nevada, Las Vegas and is a member of the American Institute of Certified Public Accountants and Nevada Society of Certified Public Accountants.

Mr. De Joya will also serve on the following committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.

Item 8.01 Other Events

On January 27, 2005 American Water Star issued a press release announcing Mr. Kowalewski's addition to their management team. A copy of the press release is attached hereto as exhibit 99.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Exhibit Title of Description
99	Press Release, dated January 27, 2005, announcing the addition of Mr. Kowalewski to AMW's management team.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WATER STAR, INC.

By: /s/ Roger Mohlman

Roger Mohlman, President / CEO

Date: January 28, 2005